Exhibit 10.47

June 23, 2015

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Facsimile: (212) 407-5252

Attention: Theresa Gore

Ladies and Gentlemen:

Reference is made to the Consulting Agreement, dated as of November 30, 2010 (the “CD&R Consulting Agreement”), among Univar Inc. (the “Company”), Univar USA Inc. (“Opco”) and Clayton, Dubilier & Rice, LLC (“CD&R”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the CD&R Consulting Agreement.

Upon the terms and conditions of this letter agreement, the parties hereby agree to terminate the CD&R Consulting Agreement pursuant to Section 4(c) thereof, in connection with the Company’s initial public offering of shares of its common stock pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-197085) (the “IPO”). In connection with and as consideration for such termination, the Company and Opco, jointly and severally, agree to pay in cash a fee of $13.1 million to CD&R (the “CD&R Termination Fee”) on the closing date of the Company’s IPO and, in consideration thereof, CD&R will waive any right to any Transaction Fee in connection with the IPO. Upon the payment of the CD&R Termination Fee, the CD&R Consulting Agreement will terminate, provided that Section 3 thereof shall survive solely as to any portion of any Consulting Fee, Transaction Fee or Expenses accrued, but not paid or reimbursed, prior to such termination. The termination of the CD&R Consulting Agreement shall not affect the Indemnification Agreement which shall survive such termination.

The CD&R Consulting Agreement is being terminated in reliance upon, and subject to, the concurrent termination of the Monitoring Agreement, dated as of November 30, 2010, among the Company, Opco and CVC Capital Partners Advisory Company (Luxembourg) S.à.r.l., and the Implementation and Facilitation Agreement, dated as of November 30, 2010, among the Company, Opco and each of CVC European Equity IV (AB) Limited, CVC European Equity IV (CDE) Limited and CVC European Equity Tandem GP Limited, in consideration of a fee in an amount equal to the CD&R Termination Fee and on terms substantially identical to this letter agreement.

This letter agreement may be executed in any number of counterparts, with each executed counterpart constituting an original, but all together one and the same instrument. This letter agreement sets forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This letter agreement is governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that state.

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If the foregoing is in accordance with your understanding and agreement, please sign and return this letter agreement, whereupon this letter agreement shall constitute a binding agreement with respect to the matters set forth herein.

Sincerely,

UNIVAR INC.

By:	/s/ Stephen Landsman
Name:	Stephen Landsman
Title:	General Counsel

UNIVAR USA INC.

By:	/s/ Stephen Landsman
Name:	Stephen Landsman
Title:	General Counsel

Acknowledged and agreed as of the date first above written:

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page to Letter Agreement Terminating CD&R Consulting Agreement]